EXHIBIT 21

AMERICAN GREETINGS CORPORATION

Subsidiaries of the Registrant

Subsidiary	State / Jurisdiction of Incorporation

A.G. (UK), Inc.	Ohio

A.G.C. Investments, Inc.	Delaware

AG Interactive, Inc.	Delaware

AG Retail Cards Limited	United Kingdom

AGC Funding Corporation	Delaware

AGC Holdings, LLC	Delaware

Carlton Cards Limited	Canada

Microcourt Limited	United Kingdom

Papyrus-Recycled Greetings, Inc.	Illinois

Plus Mark LLC	Ohio

Those Characters From Cleveland, Inc.	Ohio

UK Greetings Limited	United Kingdom